Apollo Group, Inc.
News Release
APOLLO GROUP, INC. TO ACQUIRE ONLINE ADVERTISING NETWORK APTIMUS, INC.

Phoenix, Arizona, August 8, 2007 ¯ Apollo Group, Inc. (Nasdaq:APOL), the nation’s leading provider of both online and on-campus education, today announced it will acquire online advertising network Aptimus, Inc. (Nasdaq: APTM) for $6.25 per share in an all-cash transaction valued at approximately $48 million. The acquisition serves to advance Apollo’s continuing efforts to enhance the efficacy of its online advertising investments in support of its mission to increase awareness of and access to quality education services.

“This acquisition is another step to strategically position the company to best monitor, manage and control our marketing investments and brand,” said Brian Mueller, president of Apollo Group. “Integrating Aptimus’ technology and very experienced team into our current marketing initiatives and service center model will take us to the next level in managing student inquiries and achieving further process and cost efficiencies in new-student enrollments.”

“This is consistent with our commitment to redeploy capital to create long term value for our shareholders,” said Greg Cappelli, executive vice president, global strategy. “The acquisition should close in early fiscal 2008 and we expect it to be value accretive.”

Aptimus CEO Rob Wrubel said about the deal, “This is a significant opportunity to deliver our business vision to one of the most important education companies in the market, improving their ability to reach new students.”

Aptimus will continue to provide its services to Internet publishers and advertising customers in other industries. Similarly, Apollo will continue to work with AOL, its subsidiary Advertising.com, as well as with other digital media affiliates and publishers. While the exclusive management contract with Advertising.com expires over the next several months, Apollo believes that the significant investments it has made in personnel and technology, as well as the acquisition of Aptimus, will enable the Company to efficiently and effectively manage Internet marketing internally, without any disruption.

The closing of the acquisition is subject to customary closing conditions, including Aptimus shareholder approval.

Savvian Advisors, LLC acted as financial advisor and Morgan, Lewis & Bockius LLP acted as legal counsel to Apollo Group.

About Apollo Group, Inc.

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 260 locations in 40 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.

About Aptimus, Inc.

Aptimus’ advanced Internet advertising and optimization platform drives improved levels of consumer engagement across all digital media channels resulting in more relevant and educational experiences for consumers and more effective campaigns for advertisers. The Aptimus Network is made up of unique and targeted channels, each supported by category-leading Web sites. The platform of six channels focuses on Education / Career & Self Improvement, Gaming, Technology / Early Adopters, IM / Communications, Community, and Interactive Entertainment. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ CM under the symbol APTM. More information on Aptimus is available at the company’s website at http://www.aptimus.com.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Additional Information

Aptimus intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the acquisition. The proxy statement will be mailed to the shareholders of Aptimus. Before making any voting or investment decision with respect to the acquisition, investors and shareholders of Aptimus are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the acquisition, Aptimus and Apollo Group. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s Web site at www.sec.gov.

Aptimus and its officers and directors may be deemed to be participants in the solicitation of proxies from Aptimus’ shareholders with respect to the acquisition. A description of any interests that these officers and directors have in the acquisition will be available in the proxy statement. Information concerning Aptimus’ directors and executive officers is set forth in Aptimus’ proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on May 18, 2007. In addition, Apollo Group may be deemed to have participated in the solicitation of proxies from Aptimus’ shareholders in favor of the approval of the acquisition. Information concerning Apollo Group’s directors and executive officers is set forth in Apollo Group’s Annual Report on Form 10-K for fiscal year ended August 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or with respect to Apollo Group, by going to Apollo Group’s Investor Relations page on its corporate Web site at www.apollogrp.edu.

Special Note Regarding Forward-Looking Statements

This News Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to the anticipated completion of the proposed acquisition, the anticipated timing of such completion and the anticipated benefits of the proposed acquisition. All statements other than statements of historical fact may be forward-looking statements. Such forward-looking statements include, among others, those statements regarding future events and future results of Apollo Group, Inc. (“the Company,” “Apollo Group,” “Apollo,” “APOL,” “we,” “us” or “our”) that are based on current expectations, estimates, forecasts, and the beliefs and assumptions of us and our management, and speak only as of the date made and are not guarantees of future performance. The words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

Investor Relations Contact: Allyson Pooley ~ ICR ~ 310-954-1100 ~ apooley@icrinc.com
Press Contact: Sara Jones or Manny Rivera ~ Singer & Associates. ~ 626-792-7865 ~ Sara@singersocal.com / Manny@singersocal.com